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                                  EXHIBIT 4.17

                             DEMAND PROMISSORY NOTE

                                                                 October 1, 2003

                                                                CDN$2,160,680.98

FOR VALUE RECEIVED CONSOLIDATED ENVIROWASTE INDUSTRIES INC. (the "UNDERSIGNED") HEREBY PROMISES TO PAY ON DEMAND to JAMES E.H. DARBY (the "LENDER") or to his order at 550 Lowry Lane, North Vancouver, British Columbia, V7G 1R3, the sum of:

            TWO MILLION ONE HUNDRED SIXTY THOUSAND SIX HUNDRED EIGHTY CANADIAN DOLLARS AND NINETY EIGHT CENTS (CDN$2,160.680.98)

(hereinafter called the "PRINCIPAL") with interest thereon calculated daily in arrears and compounded monthly, both before and after demand, default and judgment, and payable monthly from and after the date of this note on the last day of each calendar month at a rate equal to the Prime Rate plus 3-1/2 percent, as well after as before maturity, with interest on overdue interest at that same rate.

"Prime Rate" means the annual rate of interest announced from time to time by the Royal Bank of Canada as its reference rate then in effect for determining interest rates on Canadian dollar commercial demand loans in Canada. At the date of this note the Prime Rate is 4 -1/2 percent per annum.

This note is subject to the terms and conditions of the Loan Consolidation Agreement made effective October 1, 2003 between the Lender and the Undersigned.

Executed by the Undersigned at the City of Abbotsford, in the Province of British Columbia, the day and year first above written.

CONSOLIDATED ENVIROWASTE INDUSTRIES INC.

Per: "Doug Halward"                                          C/S
     ------------------------------
     Authorized Signatory